Exhibit 10.7

AGR-I9631

SPONSORED RESEARCH AGREEMENT

This Sponsored Research Agreement (“Agreement”) is made by and between Icahn School of Medicine at Mount Sinai, a not-for-profit education corporation organized and existing under the laws of the State of New York, having a principal place of business at One Gustave L. Levy Place, New York, New York 10029 (“Mount Sinai”), and SteriLumen, LLC, a limited liability company organized and existing under the laws of the State of New York, having a principal place of business at 150 North Macquesten Pkwy, Mount Vernon, NY 10550 (“Sponsor”). Mount Sinai and the Sponsor are each referred to herein as a “Party” and collectively as the “Parties”.

This Agreement is effective as of April 20, 2020 (“Effective Date”).

RECITALS

WHEREAS, Sponsor desires to fund the Sponsored Research (as defined below), such research to be conducted by Mount Sinai substantially in accordance with the terms and conditions of this Agreement; and

WHEREAS, the Sponsored Research is of mutual interest to Sponsor and Mount Sinai and furthers the scholarly, educational, and research objectives of Mount Sinai for the improvement of the public health, as a nonprofit, tax-exempt educational institution, and may potentially benefit both Sponsor and Mount Sinai through, inter alia, the creation or discovery of new inventions or the improvement of existing technologies.

NOW, THEREFORE, in consideration of the mutual benefits to be derived hereunder, and intending to be legally bound, the Parties agree as follows:

1          DEFINITIONS

1.1       “Conceived” means conceived as defined by U.S. patent law.

1.2        “Patent Rights” means: (i) United States and foreign patents and/or patent applications; (ii) any and all patents issuing from the foregoing; (iii) any and all claims of continuation-in-part applications that claim priority to such United States patent applications, but only where such claims are directed to inventions disclosed in the manner provided in the first paragraph of 35 U.S.C. § 112 in such United States patent applications, and such claims in any patents issuing from such continuation-in-part applications; (iv) any and all foreign patent applications, foreign patents, or related foreign patent documents that claim priority to such patents and/or patent applications; and (v) any and all divisionals, continuations, reissues, re-examinations, renewals, substitutions, and extensions of the foregoing.

1.3       “Principal Investigator” means Richard Vincent, who has agreed to serve as Principal Investigator for the Sponsored Research and will be responsible for the administration and supervision of the Sponsored Research, or any successor named by Mount Sinai in accordance with Section 2.2.

1.4       “Sponsored Research,” means the research program described in Attachment A to this Agreement, as may be amended from time to time upon mutual written agreement of the Parties.

1.5       “Sponsored Research Intellectual Property” means all technical information, inventions, developments, discoveries, copyrights and copyrightable works (including computer programs) and registrations and applications therefor, know-how, methods, techniques, formulae, processes, and all other forms of intellectual property, including waivable or assignable rights of publicity or moral rights, and any right to bring suit or collect damages for the infringement, misappropriation or violation of the foregoing, whether or not patentable, that are first Conceived and reduced to practice (or in the event of copyrightable matter, when first fixed in tangible form) in the conduct of the Sponsored Research during the Term by the Principal Investigator and/or those working under his/her direction, or other inventors owing a duty to assign to Mount Sinai, and all Patent Rights, or other intellectual property rights therein.

1.6       “Term” has the meaning assigned in Section 3.1.

2          SPONSORED RESEARCH

2.1       Mount Sinai shall commence the Sponsored Research promptly after the Effective Date, provided that any payments and materials due from Sponsor have been received by Mount Sinai. Mount Sinai shall use reasonable best efforts to conduct such Sponsored Research substantially in accordance with the terms and conditions of this Agreement. Sponsor acknowledges that Mount Sinai will have the freedom to conduct and supervise the Sponsored Research in a manner consistent with Mount Sinai’s educational and research missions. Mount Sinai does not guarantee that any Patent Rights shall result from the Sponsored Research, that the scope of any Patent Rights that may result shall cover Sponsor’s commercial interest, or that any such Patent Rights shall be free of dominance by other patents, including patents based upon inventions developed by inventors at Mount Sinai independently of the Sponsored Research. Furthermore, Mount Sinai makes no representations as to the commercial or scientific value of any results achieved through the Sponsored Research.

2.2       If the Principal Investigator becomes unavailable to fulfill his/her role with respect to the Sponsored Research for any reason, Mount Sinai will be entitled to designate another member of its faculty who is acceptable to both Parties to serve as the Principal Investigator of the Sponsored Research. If an acceptable substitute Principal Investigator has not been designated within sixty (60) days after the original Principal Investigator ceases his or her activities under this Agreement, either Party may terminate this Agreement upon written notice thereof to the other Party, subject to the provisions of Article 10. Termination of this Agreement in such event shall not be considered a termination for breach.

3          TERM OF AGREEMENT

3.1       The term of this Agreement (the “Term”) will begin on the Effective Date of this Agreement and will end on April 30,2021, unless terminated earlier pursuant to Section 10.1. The Term may be extended only by mutual written agreement signed by the Parties.

4          PAYMENT OF COSTS

4.1       Sponsor shall pay for all direct and indirect costs incurred in the conduct of the Sponsored Research in an amount totaling One Hundred Sixty Thousand US Dollars ($160,000 USD), inclusive of all indirect costs. The budget is attached hereto as Attachment B, which is incorporated herein by reference and made a part of this Agreement. Additionally, Sponsor agrees to cover all the cost of microbiological testing necessary to the conduct of the Study. Further, Sponsor agrees to provide at no cost to Mount Sinai l7 sink and drain Sterilumen disinfection units for use in the Study, as well as the cost of installation and cost if necessary for removal after completion of the study, should Mount Sinai request removal.

4.2       Sponsor acknowledges that the total amount set forth in Section 4.1 is a good faith estimate only and not a guarantee of the cost to conduct the Sponsored Research. If after using reasonable efforts, at any time Mount Sinai determines that it will require additional funds to conduct the Sponsored Research, Mount Sinai will notify Sponsor and provide a reasonable explanation of the additional funds required with an estimate of such additional amount. Sponsor will not be liable for any costs in excess of the amount set forth in Attachment B unless it has agreed in writing to provide additional funds. However, Mount Sinai will not be required to conduct any Sponsored Research covered by such additional funds until Sponsor so agrees.

4.3       Sponsor shall make all payments under this Agreement in advance to Mount Sinai in accordance with the payment schedule set forth in Attachment B. Sponsor shall make all such payments to Mount Sinai by wire transfer to the following account:

Bank Name: JPMorgan Chase Manhattan Bank

Account #: 20000011127650

Account Name: Icahn School of Medicine at Mount Sinai

ABA # (routing): 021000021

IBAN #: CHASUS33 (For International Transfers)

Bank Contact Person: Elaine Martinez

Telephone: 718-242-0173

Fax: 866-426-9083

Address: 4 New York Plaza, 15th Floor, New York, NY 10004

4.4       Title to any equipment, laboratory animals, or any other materials made or acquired with funds provided under this Agreement shall vest in Mount Sinai, and such equipment, laboratory animals, or materials shall remain the property of Mount Sinai following the expiration or termination of this Agreement.

5          RECORDS, REPORTS, AND SUCCESS FEE

5.1       Principal Investigator will maintain records of the results of the Sponsored Research and will provide Sponsor with reports of the progress and results of the Sponsored Research periodically as results become available to the Principal lnvestigator. Sponsor shall maintain and protect as Confidential Information in accordance with Article 8 such reports and any other Sponsored Research data and results disclosed to Sponsor (whether oral or written), including the final report delivered to Sponsor upon the conclusion of the Sponsored Research even if such delivery occurs after the expiration of the Term (collectively such reports and all of such data and information referenced in this Section 5.1 is referred to as, “Results”), and shall be entitled to use the Results nonexclusively for any lawful purposes, provided the Results are accorded confidential treatment pursuant to Article 8 herein. Once Principal Investigator has published the results of the Sponsored Research in accordance with Article 9, the Results to the extent disclosed in such publication shall no longer be subject to confidentiality obligations.

5.2       In the event the Results are used by Sponsor in a (a) successful regulatory filing or (b) for the purposes of fund raising where such fund raising effort is successful (each of (a) and (b), a “Success Event”), then Sponsor agrees to pay to Mount Sinai a one-time fee of Thirty Thousand Dollars ($30,000 USD) due within forty-five (45) days of such Success Event.

6          INTELLECTUAL PROPERTY

6.1       lnventorship of Sponsored Research lntellectual Property shall be determined in accordance with inventorship principles of U.S. patent law, and ownership will follow inventorship. Therefore, Sponsored Research Intellectual Property Conceived solely by Mount Sinai will belong solely to Mount Sinai; Sponsored Research Intellectual Property Conceived solely by Sponsor will belong solely to Sponsor; Sponsored Research Intellectual Property Conceived jointly by Sponsor and Mount Sinai shall be owned jointly by Sponsor and Mount Sinai.

6.2       Mount Sinai’s technology and business development office, Mount Sinai Innovation Partners (“MSIP”), will provide Sponsor a confidential written disclosure of any Sponsored Research Intellectual Property it develops or jointly develops that may be reasonably considered patentable (“Invention Notice”), after MSIP’s receipt of such disclosure from the Principal Investigator. No later than forty-five (45) days after receipt of any Invention Notice, Sponsor shall notify Mount Sinai in writing if it requests Mount Sinai to file and prosecute patent applications claiming any Sponsored Research Intellectual Property disclosed in the Invention Notice. If, within said forty-five (45) day period, Mount Sinai has not received from Sponsor a request to file and prosecute patent applications with respect to any Sponsored Research Intellectual Property, Mount Sinai may proceed with the filing and prosecution of patent applications covering such Sponsored Research Intellectual Property at its own cost and expense, and the resulting Patent Rights will be excluded from Sponsor’s option under Article 7. For clarity, an Invention Notice shall be separate and distinct from reports provided under Section 5.1. Each Invention Notice shall be deemed Confidential Information subject to Article 8.

6.3       Mount Sinai will control the preparation, prosecution, and maintenance, and registration of all Patent Rights that cover Institution rights in Sponsored Research Intellectual Property. Sponsor will reimburse Mount Sinai within sixty (60) days of receipt of invoice for all documented expenses incurred in connection with the preparation, prosecution, and maintenance of the Patent Rights that Sponsor has requested Mount Sinai to prosecute under Section 6.2 (such expenses, the “Patent Expenses”).

6.4       Mount Sinai represents and agrees that unless otherwise agreed in writing by the other party, it will not allow any officer, director, employee, consultant, member of its faculty or scientific staff, student, consultant, contractor, scientific advisory board member, or other person to work on the Sponsored Research on its behalf unless such person has agreed to assign to Mount Sinai any inventions, discoveries, or other intellectual property that such person may generate in connection with such work.

7          OPTION

7.1       In consideration of Sponsor’s payment for Patent Expenses as provided in Article 6, Mount Sinai hereby grants to Sponsor the exclusive option to negotiate a fee, milestone, and royalty bearing license to practice Mount Sinai’s rights in solely and jointly owned Sponsored Research Intellectual Property including the right to make, use, sell, offer for sale, and import any inventions claimed or otherwise included therein, but only with respect to Patent Rights: (a) prepared and prosecuted at Sponsor’s request under Section 6.2; (b) in the jurisdictions for which Sponsor requests such filings under Section 6.2; and (c) for which Sponsor has agreed to pay Patent Expenses under Section 6.3. Sponsor will have sixty (60) days from receipt of the Invention Notice to exercise such option right (“Option Period”). If Sponsor exercises its option within the Option Period then Mount Sinai and Sponsor will negotiate in good faith to determine the terms of a license agreement with respect to such Patent Rights for one hundred twenty (120) days (“Negotiation Period”). The Negotiation Period may be extended upon mutual written consent. If (i) Sponsor fails to exercise the option within the Option Period or (ii) Sponsor and Mount Sinai fail to execute a license agreement within the Negotiation Period or (iii) Sponsor fails to make timely payment for Patent Expenses in accordance with Section 6.3, then Mount Sinai will be free to license the relevant Patent Rights to any third party upon terms that Mount Sinai deems appropriate without any further obligation to Sponsor. The Parties hereby agree that the royalty rate to be payable to Mount Sinai on “net sales” (net sales to be defined in the exclusive license agreement) of products or services commercialized under such exclusive license agreement, shall be within the range of from three percent (3%) to six percent (6%).

7.2       Any license granted to Sponsor pursuant to Section 7.1 will be subject to: (a) Sponsor’s obligation to pay related Patent Expenses directly to the responsible law firm under a client and billing agreement to be executed prior to or contemporaneously with such license; (b) the retained rights of Mount Sinai to practice such Patent Rights for academic research, teaching, and patient care purposes; and (c) as applicable, to the rights of the United States government including as reserved under Public Laws 96-517,97-256, and 98-620, codified at 35 U.S.C. § 200-212, and any regulations issued thereunder.

8          CONFIDENTIAL INFORMATION

8.1        “Confidential Information” means any and all information disclosed during the Term in connection with the Sponsored Research or this Agreement by either Party (the “Disclosing Party”) to the other Party (the “Receiving Party”) that (a) if disclosed in tangible form, is marked as “confidential” upon disclosure or (b) if disclosed in intangible form, is summarized in a writing marked “confidential” that is transmitted to the Receiving Party within thirty (30) days of such intangible disclosure, provided however that the confidential status of Confidential Information not so marked or summarized will not be affected if a reasonable person would recognize the same as confidential, based upon the content and/or context of such disclosure. Notwithstanding the foregoing, Confidential Information shall not include information that the Receiving Party demonstrates by written or electronic records: (a) was already in the Receiving Party’s possession-prior to disclosure by the Disclosing Party; (b) is or later becomes a matter of public knowledge through no act or omission of the Receiving Party; (c) is disclosed to the Receiving Party by a third party who had an apparent bona fide legal right to so disclose and who does so without imposing a confidential obligation with respect thereto; or (d) is developed independently by the Receiving Party without use of the disclosure by the Disclosing Party.

8.2       Receiving Party will protect Disclosing Party’s Confidential Information from disclosure to all unauthorized persons and entities, using the same degree of care it uses to protect its own confidential information from disclosure and unauthorized use, but in no event with less than a reasonable degree of care. Receiving Party may disclose Disclosing Party’s Confidential Information only to those of Receiving Party’s employees, faculty, officers, directors, and agents (collectively, “Authorized Representatives”) who reasonably require access for the purpose of undertaking Receiving Party’s obligations hereunder, and shall allow such access only during the Term. Receiving Party will inform all of its Authorized Representatives of the confidentiality obligations and use restrictions herein in advance of disclosure of such Confidential Information to such Authorized Representatives and will require them to uphold such obligations. Each Receiving Party will be fully responsible to the Disclosing Party for any non-compliance with, or breach of, this Agreement by any of its Authorized Representatives. Receiving Party further agrees that it will use the Confidential Information only for the Purpose during the Term, and will not, directly or indirectly, make use of or aid any other unauthorized third Party to make use of such Confidential Information without Disclosing Party’s prior written consent.

8.3       For clarity, permitted uses of the Disclosing Party’s Confidential Information expressly exclude any use of Disclosing Parfy’s Confidential Information for regulatory or patent filing purposes, or for initiation or pursuit of any proceeding to challenge the patentability, validity, or enforceability of any patent application or issued patent (or any portion thereof) that is owned or controlled by Disclosing Party (including e.g. via pre-issuance submissions, post grant review, or inter partes review). Any such excluded use is hereby deemed a material breach of this Agreement and in such event, notwithstanding anything to the contrary herein, in addition to any other relief granted to the non-breaching Party, the breaching Party shall pay to the non-breaching Party all costs such non-breaching Party incurs in such proceeding including in defense of such patent application or patent. Any such payment shall be made within thirty (30) days of written demand.

8.4       Each Receiving Party shall use each Disclosing Pafty’s Confidential Information solely for the purposes of this Agreement during the Term as expressly set forth herein and not for any commercial or other purposes. Each Receiving Party shall protect the confidentiality of such Confidential Information and guard it from disclosure to third parties with at least the same degree of care it uses to protect the confidentiality of its own Confidential Information, but in no event less than a reasonable degree of care. Notwithstanding the foregoing, the Receiving Party shall also be permitted to disclose Confidential Information to the extent required by law, court order, or other governmental authority with jurisdiction provided that the Receiving Party promptly provides the Disclosing Party, to the extent legally permissible, with written notice of such requirement and cooperates, at the Disclosing Party’s written request and expense, with the Disclosing Party’s legal efforts to prevent or limit the scope of such required disclosure.

8.5       During the Term of this Agreement and for three (3) years thereafter, the Receiving Party shall treat Confidential Information in accordance with the provisions of this Article 8.

9          PUBLICATION, USE OF NAME

9.1       Mount Sinai and Sponsor recognize the traditional freedom of all scientists to publish and present promptly the results of the Sponsored Research. Mount Sinai and Sponsor also recognize that Patent Rights can be jeopardized by public disclosure prior to the filing of appropriate patent applications. Therefore, Mount Sinai agrees that each proposed publication or other public disclosure of the results of the Sponsored Research (“Manuscript”), prior to submission to a publisher or other public disclosure, will be submitted to Sponsor for review. Sponsor will have thirty (30) days from the date submitted in which to review such Manuscript. If within said thirty (30) day period, Sponsor notifies the Principal Investigator in writing that the Manuscript includes Sponsor’s Confidential Information, specifically pointing out where such Confidential Information appears in the Manuscript then the Principal Investigator will remove such Confidential Information from the Manuscript prior to submission for publication or making any other public disclosure of the Manuscript. If within said same thirty (30) day period, Sponsor requests in writing a delay of publication to allow for patent application filing, then the Principal Investigator will delay submission for publication or other public disclosure until the sooner of (a) ninety (90) days from the date of the initial submission of the Manuscript to Sponsor, or (b) the filing of such patent application. When requested by the Principal Investigator in advance, Sponsor, at its discretion, may allow for simultaneous submission of the Manuscript to the publisher and Sponsor.

9.2       Mount Sinai will not use Sponsor’s name without Sponsor’s prior written consent except that, without such consent, Mount Sinai or Principal Investigator may acknowledge Sponsor in scientific publications as appropriate per scientific custom and in listings of sponsored research projects. Sponsor shall not use Mount Sinai’s logo, name or the name of any Mount Sinai trustee, officer, faculty member, student, or employee, or any adaptation thereof without Mount Sinai’s prior written consent. In cases where Mount Sinai has given such consent, Sponsor agrees to cooperate with Mount Sinai with respect to any conditions or limitations imposed upon such name usage. For Mount Sinai, such consent may only be granted with prior, written approval by Mount Sinai Innovation Partners. Notwithstanding the foregoing, Sponsor may use Mount Sinai’s name (but not its logo) in a purely factual manner in the context of disclosing that the Sponsored Research was conducted by and at Mount Sinai.

10          TERMINATION

10.1       In addition to the termination right set forth in Section 2.2, either Party may terminate this Agreement effective upon written notice to the other Party, if the other Party breaches any of the material terms or conditions of this Agreement and fails to cure such breach within thirty (30) days after receiving written notice thereof. For clarity, Sponsor’s failure to timely make any payments to Mount Sinai in accordance with this Agreement constitutes a material breach.

10.2       Solely in the event of early termination of this Agreement due to the Sponsor’s breach, or for any other reason whatsoever, Mount Sinai will be entitled to retain from the payments made by Sponsor prior to termination Mount Sinai’s reasonable costs of concluding the work in progress. In such event, Sponsor shall be obligated to fulfill all payment obligations that accrued prior to the effective date of such termination and to pay any remainder of such reasonable costs not covered by Sponsor’s prior payments. Additionally, Sponsor shall pay Mount Sinai, without limitation, all costs of non-cancellable commitments incurred prior to the receipt, or issuance, by Mount Sinai of the notice of termination, and the full cost of each student and faculty member supported hereunder through the end of such commitments. In the event of termination, Mount Sinai will submit a confidential final report of all costs incurred and all funds received under this Agreement within sixty (60) days after the effective termination date. In case of a deficit of funds, Sponsor will promptly, upon receipt of invoice, pay Mount Sinai the amount needed to cover costs and allowable commitments incurred by Mount Sinai under this Agreement.

10.3       Termination of this Agreement will not affect the rights and obligations of the Parties accrued prior to termination hereof. The provisions of ARTICLE 4, entitled PAYMENT OF COSTS; of ARTICLE 5, entitled RECORDS AND REPORTS; of ARTICLE 6, entitled INTELLECTUAL PROPERTY; of ARTICLE 7, entitled OPTION; of ARTICLE, 8, entitled CONFIDENTIAL INFORMATION; of ARTICLE 9, entitled PUBLICATION, USE OF NAME; of ARTICLE, 10, entitled TERMINATION; of ARTICLE, I l, entitled DISCLAIMER OF WARRANTIES, INDEMNIFICATION; and of ARTICLE 12, entitled ADDITIONAL PROVISIONS, shall survive termination of this Agreement, as well as the DEFINITIONS insofar as required to interpret such provisions.

11         DISCLAIMER OF WARRANTIES, INDEMNIFICATION

11.1       MOUNT SINAI MAKES NO WARRANTIES, EXPRESS OR IMPLIED, AS TO ANY MATTER WHATSOEVER, INCLUDING, WITHOUT LIMITATION, WARRANTIES WITH RESPECT TO THE CONDUCT, COMPLETION, SUCCESS, OR PARTICULAR RESULTS OF THE SPONSORED RESEARCH, OR THE CONDITION, OWNERSHIP, MERCHANTABII,ITY, OR FITNESS FOR A PARTICULAR PURPOSE OF THE SPONSORED RESEARCH, ANY RESEARCH RESULTS OR DATA, SPONSORED RESE,ARCH INTELLECTUAL PROPERTY, OR ANY INFORMATION OR MATERIALS PROVIDED TO SPONSOR BY MOUNT SINAI PURSUANT TO THIS AGREEMENT.

NEITHER PARTY SHALL BE LIABLE FOR ANY INDIRECT OR CONSEQUENTIAL DAMAGES OR LOST PROFITS SUFFERED BY THE OTHER PARTY OR BY ANY LICENSEE OR ANY OTHERS RESULTING FROM THIS AGREEMENT.

11.2       Indemnification.

11.2.1       Indemnification by Sponsor. Sponsor shall indemnify, defend, and hold harmless Mount Sinai, its present and former officers, directors, governing board members, employees, agents, and students (“Mount Sinai Indemnitees”) from any claim, loss, cost, expense, or liability of any kind including reasonable attorney’s fees and expenses arising out of or connected with this Agreement or the Sponsored Research, except to the extent such claim is due to the gross negligence or intentional misconduct of Sinai Indemnitees. Mount Sinai shall promptly notify Sponsor of any such claim and shall cooperate with Sponsor and its insurance carrier in the defense of the claim. Sponsor agrees to consult with Mount Sinai regarding the defense of such claim and to submit any proposed settlement to Mount Sinai in advance of its approval.

11.2.2       Indemnification by Mount Sinai. Mount Sinai shall indemnify, defend, and hold harmless Sponsor and its directors, officers, professional staff, employees, agents, successors, heirs and assigns (“Sponsor Indemnitees”) from any and all third-party liabilities, claims, suits, losses, damages, expenses, costs, fees, actions, suits, demands, investigations, and penalties (including reasonable attorneys’ fees and costs of litigation) to the extent caused by Mount Sinai’s use of Sponsored Research Intellectual Property or the material breach of this Agreement by Mount Sinai, except to the extent such claim is due to the gross negligence or intentional misconduct of Sponsor Indemnitees..

11.2.3       Indemnification Procedures. The indemnified party (“Indemnitee”) shall give the party from whom indemnification is sought under this Agreement (in this capacity “Indemnitor”) reasonable notice of any claims asserted against such Indemnity. Failure to give such notice will not abrogate or diminish Indemnitor’s indemnity obligation if such failure does not prejudice Indemnitor’s ability to defend the claim. In any litigation, administrative proceeding, negotiation or arbitration pertaining to any claim for which indemnification is sought under this Agreement, Indemnitor will select competent legal counsel to represent the Indemnitees. Indemnitor will control such litigation, proceedings, negotiations, and arbitration. The Indemnitees will at all times have the right to fully participate in the defense at their own expense. If Indemnitor, within thirty (30) days after notice, fails to assume the defense of such action, then the Indemnitees shall have the right, but not the obligation, to undertake the defense, compromise or settlement of such claim on behalf of, for the account of and at the risk of the Indemnitor.

11.3       No settlement by Indemnitor on behalf of any Indemnitee shall acknowledge or implicate any liability, fault, or wrongdoing on the part of any Indemnitee without the prior written consent of Indemnitee. Indemnitor shall not settle or compromise any claim or action giving rise to liabilities in a manner that imposes any restrictions or obligations on any Indemnitee or grants any rights to the Sponsored Research Intellectual Property, or in any other manner, without the prior written consent of Indemnitee.

11.4       The indemnification rights of the Indemnified Parties under this Article 11 are in addition to all other rights that any Indemnified Party may have at law, in equity, or otherwise.

12         ADDITIONAL PROVISIONS

12.1       Representations of Sponsor. Sponsor represents that it is duly organized, validly existing, and in good standing under the laws of the state of New York. Sponsor has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. The execution, delivery, and performance of this Agreement have been duly authorized by all necessary corporate action on the part of Sponsor. There is no pending or, to Sponsor’s knowledge, threatened litigation involving Sponsor that would impair this Agreement or Sponsor’s ability to perform its obligations hereunder. There is no indenture, contract, or other encumbrance to which Sponsor is a party or otherwise bound that prohibits or may interfere with the execution, delivery, or performance by Sponsor of this Agreement or any provision hereof.

12.2       Representations of Mount Sinai. Mount Sinai represents that it is a not-for-profit education corporation duly organized, validly existing, and in good standing under the laws of the State of New York. Mount Sinai has been granted all requisite power and authority to carry on its business and to own and operate its properties and assets. There is no pending or, to Mount Sinai’s knowledge, threatened litigation involving Mount Sinai that would affect this Agreement or Mount Sinai’s ability to perform its obligations hereunder. There is no indenture, contract, or other encumbrance to which Mount Sinai is a party or otherwise bound that prohibits or may interfere with the execution, delivery, or performance by Mount Sinai of this Agreement or any provision hereof.

12.3       Assignment. This Agreement may not be assigned or otherwise transferred, nor may any right or obligation hereunder be assigned or transferred, by Sponsor, directly or by merger or other operation of law, without the express prior written consent of the non-assigning Party,, provided, however, that either Party may assign this Agreement without prior written consent to a successor in connection with the merger, consolidation, or sale of all or substantially all of its assets or that portion of its business to which this Agreement relates. Any prohibited assignment of this Agreement or any rights or obligations hereunder will be null and void. Any permitted assignment will be valid only if the assignee delivers to the non-assigning Party a written agreement to be legally bound to the non-assigning Party by this Agreement. No permitted assignment will relieve the assigning Party of responsibility for the performance of any obligations that accrued prior to such assignment.

12.4       Waiver. A waiver by either Party of a breach or violation of any provision of this Agreement will not constitute or be construed as a waiver of any different or subsequent breach or violation of that provision or as a waiver of any breach or violation of any other provision of this Agreement.

12.5       Independent Contractors. The Parties are independent contractors. Nothing herein will be deemed to establish a relationship of principal and agent between Mount Sinai and Sponsor, nor any of their agents or employees, and neither Party shall have the power to act for or incur obligations for the other, nor will this Agreement be construed as creating any form of legal association or arrangement that would impose liability upon one Party for the act or failure to act of the other Party. Nothing in this Agreement, express or implied, is intended to confer on any person other than the Parties hereto or their permitted assigns, any benefits, rights, or remedies.

12.6       Notices. Except as otherwise expressly set forth herein, any notice under this Agreement shall be in writing and delivered by certified mail, internationally recognized overnight courier service, charges prepaid. Notices shall be deemed to have been received at such time referenced in the courier’s tracking information. Notices shall be addressed as follows:

If to Mount Sinai:

Icahn School of Medicine at Mount Sinai

Mount Sinai Innovation Partners

One Gustave L. Levy Place, Box 1675

New York, NY 10029

Attention: Executive Vice President

with a copy for legal notices only to:

Icahn School of Medicine at Mount Sinai

One Gustave L. Levy Place, Box 1099

New York, NY 10029

Attention: Office of General Counsel

If to Sponsor:

SteriLumen, LLC

150 North Macquesten Pkwy,

Mount Vernon, NY 10550

E-mail: m.munn@sterilumen.com

with a copy for legal notices only to:

Ross David Carmel, Esq.

Carmel, Milazzo & DiChiara LLP

55 West 39th Street, 18th Floor

New York, NY 10018

E-mail: rcarmel@cmdllp.com

12.7       Governing Law; Jurisdiction; Venue. This Agreement shall be construed and governed in accordance with the laws of the State of New York, without giving effect to conflicts of law provisions. The Parties hereby irrevocably submit to the exclusive jurisdiction of and venue in any state or federal courts located within New York County in the State of New York with respect to any and all disputes concerning or otherwise arising under this Agreement.

12.8       Force Majeure. Neither Party will be liable for any failure to perform as required by this Agreement to the extent such failure to perform is due to circumstances reasonably beyond such Party’s control, including, without limitation, labor disturbances or labor disputes of any kind, accidents, failure of any governmental approval required for full performance, war (whether or not declared), terrorism, civil disorders or commotions, acts of aggression, acts of God, energy or other conservation measures imposed by law or regulation, explosions, failure of utilities, mechanical breakdowns, material shortages, disease, or other such occurrences.

12.9       Compliance with Laws. The Parties comply with all laws, regulations, and other legal requirements applicable to it in connection with this Agreement, including but not limited to any legal requirements applicable to use of the results of the Sponsored Research or any Sponsored Research Intellectual Property and laws controlling the export of technical data, computer software, laboratory prototypes, and all other export-controlled commodities.

12.10       Export-Controlled Information. Sponsor will not knowingly disclose, and will use commercially reasonable efforts, but in no event efforts less than adequate to comply with laws and regulations, to prevent disclosure, to Mount Sinai of any information that is subject to ITAR controls, that is in the Commerce Control List (EAR Part 774 and Supplements), or that constitutes “restricted data” or “sensitive nuclear technology” under l0 CFR Part 810. If, for purposes of the Sponsored Research, Sponsor intends to disclose export-controlled information to Mount Sinai, Sponsor will not disclose such information to Mount Sinai unless and until a plan for transfer, use, dissemination, and control of the information has been approved in writing by Mount Sinai.

12.11       Integration; Precedence; Modification. This Agreement, together with its Attachments, embodies the entire understanding between the Parties relating to the subject matter hereof and supersedes all prior understandings and agreements, whether written or oral with respect to such subject matter. In the event of any inconsistency between this Agreement and its exhibits or attachments, the terms of this Agreement shall be given precedence. This Agreement may not be amended except by a written agreement signed by duly authorized representatives of both Parties.

12.12       Headings; Counterparts; Electronic Signatures. The headings included in this Agreement are inserted for convenience only and are not intended to affect the meaning or interpretation of this Agreement. This Agreement may be executed in counterparts and exchanged by electronic delivery in .pdf format. Each counterpart so exchanged shall be deemed to be an original for all purposes, and all of which counterparts, taken together, shall constitute one and the same instrument.

12.13       Severability. If any provision(s) of this Agreement are or become invalid, are ruled illegal by any court of competent jurisdiction, or are deemed unenforceable under then-current applicable law from time to time in effect during the Term, it is the intention of the Parties that the remainder of this Agreement shall not be affected thereby. It is further the intention of the Parties that, in lieu of each such invalid, illegal, or unenforceable provision, there be substituted or added as part of this Agreement a provision which shall be as similar as possible to such provision with respect to the economic and business objectives intended by the Parties, but which shall be valid, legal, and enforceable.

12.14       Survival. The following sections of this Agreement (together with any defined terms required to interpret such sections) shall survive the termination or expiration of this Agreement for any reason: Sections 4 – 11, 12.3, 12.6, and 12.7.

[Signature page follows]

AGR-I9631

IN WITNESS WHEREOF, the duly authorized representatives of the Parties hereby execute this Agreement as of the Effective Date.

Icahn School Medicine at Mount Sinai	Sponsor

By: /s/ Sybil Lombillo	By: /s/ Max Munn
Name: Sybil Lombillo	Name: Max Munn
Title: Managing Director	Title: President CEO

4/14/2020 | 4:08 PM EDT

I have read and understand the responsibilities under this Agreement:

By: /s/ Richard Vincent

Name: Richard Vincent

4/14/2020 | 4:40 PM EDT

[Signature page to Sponsored Research Agreement]

AGR-19631

Attachment A

Sponsored Research

The Efficacy of UVC LED (270 nm) for Disinfecting Bathroom Surfaces and Sink Drains

Research Protect Description:

This study is designed to evaluate the effectiveness of Sterilumen disinfection technology in the reduction of bacteria on surfaces within typical healthcare settings and other environments. The study will be conducted at two sites--Mount Sinai St. Luke’s Hospital (MSSL) in New York, NY. Baseline data on ambient organisms found in patient bathrooms will be collected to inform our proposed study. Through an in-kind contribution from Sterilumen, the UV devices will be installed in every bathroom in selected intervention bathrooms. One of each of these units will first be installed in a simulated bathroom at the ResInnova Laboratory for a series of test challenges in unoccupied bathroom for testing. A suggested range of organisms to be tested will be based on data of ambient organisms collected on sinks and in drains in a series of 32 rooms at MSSL. The additional Sterilumen sink and drain units will then be installed into l7 patient rooms at MSSL. The second portion of the study consists of a pre and post-application-analysis of viable bacterial colony forming units (CFU) on sinks, in sink and drains. The study is non-human based using a combination of high contact surfaces within patient areas pre and post technology application. All microbiology costs, supplies, mailing, processing will be provided by ResInnova Laboratory through a separate contract with Sterilumen. All installation costs in accordance with MSSL’s requirements and removal at the end of the study if requested by MSSL will be provided at no cost to MSSL by Sterilumen. All installation and removals of the UV devices will be performed by Sterilumen under the supervision of MSSL If MSSL determines that Sterilumen’s presence on MSSL premises shall expose Sterilumen to confidential information of MSSL, Sterilumen agrees to execute a confidentiality agreement in advance.

Tasks:

Task	1Q2020	2Q2020	3Q2020	4Q2020	1Q2021	2Q2021
	J F M	A M J	J A S	O N D	J F M	A M J
1. IRB	XX	X
2. Site visits			X
3. Hire/Technician		X
4. ResInnova Lab Studies		XXX	XXX
5. Pre-intervention Lab Studies Base-line Study			XX
6. Post Intervention Study			XXX
7. Progress Reports		X*		X
8. Analysis of Data		X		XXX
9. Submit Abstract for Submission to ID Week				XX
10. Presentation at ID Week						XX
11. Prepare Manuscript for review by Sterilumen				X	X
12. Submit Manuscript for Publication					X
13. Submit Final Report						X

* The first Progress Report will include confirmation that installation of the UV devices has commenced or will commence within (thirty) 30 days.

Attachment B

Budget

Total Budget: S160,000 USD

Schedule of Payments:

$10,000 USD within thirty (30) days of execution of the Agreement.

$50,000 USD within thirty (30) days of submission of the first Progress Report (as set forth in the “Tasks” table of Attachment A).

$50,000 USD within thirty (30) days of submission of the second Progress Report (as set forth in the “Tasks” table of Attachment A).

$50,000 USD within thirty (30) days of submission of the Final Report (as set forth in the “Tasks” table of Attachment A).

Separate Costs and In-Kind Materials to be provided by Sterilumen.

All reasonable costs of the microbiological cultures, supplies and processing required for the conduct of this study will be provided through Sterilumen’s direct contract with ResInnova Laboratory. Sterilumen will be responsible for all direct costs of supplying test units for seventeen (17) patient room sinks, installation according to MSSL requirements, testing the units are functional and removal at the end of the study if requested by MSSL.